FORM 8-K

UNITED STATE
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2010

AMERICAN HOME FOOD PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	(IRS Employer ID No.)

500 West 37th Street	New York, New York	10018
(Address of Principal Executive offices)		(Zip Code)

Registrant=s telephone number, including area code 212-871-3150

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 19, 2010, the Company finalized a loan agreement entered with one of its preferred shareholders and term loan participants (the "Lender") for a loan of $2.5 million.  The loan was conditional upon the Lender obtaining a first security position on all of the Company's assets subject only to the priority security interest of the former owners of the Company in certain intellectual property of the Company.  This required the assignment by Summit Financial Resources LLP to the Lender of Summit's factoring facility dated February 18, 2009.   The loan was also conditional upon the Company's repurchase from Lender and Lender's affiliate of 500,000 shares of the redeemable convertible preferred stock held by them collectively, repayment to the Lender of amounts Lender had previously advanced to Borrower under the term loan agreements, and issuance to Lender of 9,275,000 shares of the Company's  $.001 par value common stock representing twenty percent of the Company's outstanding common stock on a fully-diluted basis.  The Lender further required that the Company extend the term of Chairman and Chief Executive Officer Daniel W. Dowe's employment agreement for three years from the date of the loan.

The Company’s board and the Lender deemed it a requirement that the applicable number of preferred shareholders were to vote to approve the terms of the loan.  It was further determined that each of the preferred shareholders should be offered an opportunity to participate in the loan, including taking the entire investment opportunity away from Lender on the same terms and conditions.  While the Certificate of Designation governing the Series A Preferred Shares (“the Certificate”) did not specifically state the percentage of shareholders required to vote to modify the Certificate itself, the Certificate requires a vote of 66% of the shares then outstanding to effect certain enumerated transactions.  Accordingly, the company’s board of directors elected to obtain 66% of the shareholders' approval to effect a modification to the Certificate and for the $2.5 million transaction.  Out of the 26 preferred shareholders, 17 shareholders owning 72.7% of the Series A Preferred Shareholders agreed to modify the Certificate to enable the $2.5 million transaction to close.

The final step in the transaction was amending and restating Daniel W. Dowe's employment agreement.  The agreement extended the term of his employment until February 21, 2013.  The common stock option which had been granted in the earlier agreement was canceled  and replaced with a grant of 6,375,000 shares of common stock, fully vested and with full voting rights, however subject to board-imposed annual disposition restrictions.   The agreement was concluded to ensure that Mr. Dowe would continue to oversee the company's business plan.

The Board further acknowledged Mr. Dowe's efforts over the past 24 months to: sustain the company without outside investment banking support during an economic recession that substantially impaired its core customer base servicing the highest segment of the restaurant and hotel industry and, ultimately, for completing the working capital financing that the company contemplated without any fees being paid for his capital-raising services; for signing personal guarantees for financings that assisted the company prior to the recent recapitalization; for initiating the design and develop of the Company’s innovative retail merchandising concept and for creating a new intellectual property asset from this merchandising plan called the "Artisanal CheeseClock ™", which has been registered for a trademark under federal law.  This packaging and merchandising concept was required to enable the Company to expand into the retail sector to service supermarket chains, independent specialty stores, mass merchandisers and wine stores.  In November, 2009, the Company made its first shipments into retail supermarkets, specialty stores and club stores with its new merchandising plan.

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The Board also determined at its recent meeting to reschedule the shareholders’ meeting it previously agreed to hold in the Spring 2010 to a new date in July 2010 subject to approval by the United States Securities and Exchange Commission of the Company's Preliminary Proxy Statement to be filed with the Commission shortly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HOME FOOD PRODUCTS, INC.

By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED:  April 20, 2010

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